The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2026

Pricing Supplement No. 2026-USNCH[ ] to Product Supplement No. EA-02-10 dated March 7, 2023, Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated February-----, 2026

Citigroup Global Markets Holdings Inc. $ ----- Trigger Autocallable GEARS

Linked to the Common Stock of Bank of America Corporation Due On or About February 28, 2029

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Autocallable GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the common stock of Bank of America Corporation (the “underlying”). If the closing price of the underlying on the interim valuation date is greater than or equal to the autocall barrier, we will automatically call the securities and pay you a call price equal to the stated principal amount per security plus the call return specified below. At maturity, if the securities have not previously been automatically called, the amount you receive will depend on the performance of the underlying from the initial underlying price to the final underlying price.  If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing of between 1.30 to 1.50 (to be determined on the trade date).  If the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity.  However, if the underlying return is negative and the final underlying price is less than the downside threshold, you will be fully exposed to the negative underlying return and the issuer will pay you less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying.  In this case, you will have full downside exposure to the underlying from the initial underlying price to the final underlying price, and could lose all of your initial investment.  Investing in the securities involves significant risks.  You may lose a substantial portion or all of your initial investment.  You will not receive dividends or other distributions paid on the underlying.  The contingent repayment of the stated principal amount applies only if you hold the securities to maturity.  Any payment on the securities, including any repayment of the stated principal amount provided at maturity or earlier automatic call, is subject to the creditworthiness of the issuer and the guarantor.  If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates[1]

❑	Automatic Call — We will automatically call the securities for a call price equal to the stated principal amount plus the call return if the closing price of the underlying on the interim valuation date is greater than or equal to the autocall barrier.
❑	Enhanced Growth Potential at Maturity— If the securities are not automatically called and the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing. The upside gearing feature will provide leveraged exposure to any positive performance of the underlying.
❑	Full Downside Exposure with Contingent Repayment of Principal at Maturity — If the securities are not automatically called and the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity. However, if the underlying return is negative and the final underlying price is less than the downside threshold, your investment will be fully exposed to the negative underlying return and the issuer will pay less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying. The contingent repayment of the stated principal amount applies only if you hold the securities to maturity. You might lose a significant portion or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Trade date Settlement date Interim valuation date[2] Call settlement date Final valuation date[2] Maturity date	February 26, 2026 February 27, 2026 March 4, 2027 March 8, 2027 February 26, 2029 February 28, 2029
[1]	Expected
[2]	See page PS-4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable GEARS Linked to the Common Stock of Bank of America Corporation. Any return at maturity will be determined by the performance of the underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below. The upside gearing, initial underlying price, autocall barrier and downside threshold will be set on the trade date.

Underlying	Call Return	Upside Gearing	Initial Underlying Price	Autocall Barrier	Downside Threshold*	CUSIP/ ISIN
Common stock of Bank of America Corporation (Ticker: BAC)	18.60% of the stated principal amount	1.30 to 1.50	$	---$ , 100.00% of the initial underlying price	-----$ , 75.00% of the initial underlying price	17333Q443 / US17333Q4432

*Rounded to the nearest cent

See “Additional Terms Specific to the Securities” in this pricing supplement.  The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.25	$9.75
Total	$	$	$
(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the trade date will be at least $9.54 per security, which will be less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	The underwriting discount is $0.25 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.75 per security. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities for $9.75 per security. UBS will receive an underwriting discount of $0.25 for each security it sells. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Information About the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect whether the securities are automatically called prior to maturity and whether you are repaid the stated principal amount of your securities at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003818/dp190217_424b2-ea0210.htm

♦	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities on or prior to the trade date.  The applicable agent will notify you in the event of any material changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of the securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the securities. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Trigger Autocallable GEARS Linked to the Common Stock of Bank of America Corporation that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-6 of this pricing supplement, “Bank of America Corporation” beginning on page PS-14 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦	You believe that the price of the underlying will increase over the term of the securities.

♦	You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦	You would be willing to invest in the securities if the upside gearing was set equal to the bottom of the range indicated on the cover page hereof (the actual upside gearing will be set on the trade date).

♦	You are willing and able to hold securities that may be called early and you are otherwise willing to hold the securities to maturity.

♦	You are willing to make an investment whose positive return is limited to the call return indicated on the cover page of this pricing supplement if the securities are automatically called, regardless of the potential appreciation of the underlying, which could be significant.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying for the term of the securities.

♦	You understand and accept the risks associated with the underlying.

♦	You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦	You believe that the price of the underlying will decline during the term of the securities and the final underlying price is likely to close below the downside threshold on the final valuation date.

♦	You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.
♦	You would be unwilling to invest in the securities if the upside gearing was set equal to the bottom of the range indicated on the cover page hereof (the actual upside gearing will be set on the trade date).

♦	You are unable or unwilling to hold securities that may be called early or you are unable or unwilling to hold the securities to maturity and seek an investment for which there will be an active secondary market.

♦	You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the call return indicated on the cover page of this pricing supplement if the securities are automatically called.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the securities.

♦	You do not understand or accept the risks associated with the underlying.

♦	You are unwilling or unable to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Indicative Terms

Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	3 years, unless called earlier
Trade date[1]	February 26, 2026
Settlement date[1]	February 27, 2026
Final valuation date[1,2]	February 26, 2029
Maturity date[1]	February 28, 2029
Underlying	Common stock of Bank of America Corporation (Ticker: BAC) (the “underlying issuer”)
Downside threshold	75.00% of the initial underlying price, as set forth on the cover hereof
Upside gearing	1.30 to 1.50. The actual upside gearing will be determined on the trade date.
Automatic call feature

The securities will be automatically called if the closing price of the underlying on the interim valuation date is greater than or equal to the autocall barrier.

If the securities are automatically called, we will pay you on the call settlement date a cash payment per $10.00 stated principal amount of each security equal to the call price.

After the securities are automatically called, no further payments will be made on the securities.

Interim valuation date[1,2]	March 4, 2027
Call settlement date[1]	March 8, 2027
Call price	The call price will be calculated based on the following formula: $10.00 + call return
Call return	18.60% of the stated principal amount (or $1.86 per security)
Payment at maturity (per $10.00 stated principal amount of securities)

If the securities are not automatically called and the  underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by the upside gearing, calculated as follows:

$10.00 × [1 + (underlying return × upside gearing)]

If the securities are not automatically called and the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the securities are not automatically called and the underlying return is negative and the final underlying price is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

In this scenario, you will be exposed to the full negative underlying return, and you will lose a significant portion or all of the stated principal amount in an amount proportionate to the percentage decline in the underlying.

Underlying return	final underlying price – initial underlying price initial underlying price
Initial underlying price	The closing price of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.
Permitted dividend	Notwithstanding the information set forth in the accompany product supplement under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends,” a “permitted dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of shares of the underlying other than a dividend or other distribution that the calculation agent determines, in good faith and using commercially reasonable judgment, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the underlying or (b) a payment by the underlying that the underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of shares of the underlying have the option to receive either a number of shares of the underlying or a fixed amount of cash.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Expected. In the event that we make any changes to the expected trade date and settlement date, the final valuation date, call settlement date and maturity date may be changed to ensure that the stated term of the securities remains the same.

[2]	Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Trade date:	The closing price of the underlying (initial underlying price) is observed, the upside gearing is set and the autocall barrier and downside threshold are determined.

Interim valuation date:

The securities will be automatically called if the closing price of the underlying is equal to or greater than the autocall barrier.

If the securities are automatically called, we will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus the call price and no further amount will be paid to you.

Maturity date:

The final underlying price is determined on the final valuation date and the underlying return is calculated.

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by the upside gearing, calculated as follows:

$10.00 × [1 + (underlying return × upside gearing)]

If the underlying return is zero or negative and the final underlying price is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the underlying return is negative and the final underlying price is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

In this scenario, you will be exposed to the full negative underlying return, and you will lose a significant portion or all of the stated principal amount in an amount proportionate to the percentage decline in the underlying.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose a significant portion or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. If the securities are not automatically called on the interim valuation date and the final underlying price is less than the downside threshold, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The reduced market risk offered by the securities is contingent, and you will have full downside exposure to the underlying if the final underlying price is less than the downside threshold — If the securities are not automatically called on the interim valuation date and the final underlying price is below the downside threshold, the contingent reduced market risk with respect to a limited range of potential depreciation of the underlying offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying price is less than the initial underlying price. The securities will have full downside exposure to the decline of the underlying if the final underlying price is below the downside threshold. As a result, you may lose your entire investment in the securities. Further, this contingent reduced market risk applies only if you hold the securities to maturity. If you are able to sell the securities prior to maturity you may have to sell them for a loss even if the underlying has not declined below the downside threshold.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited if the securities are automatically called — Your potential total return on the securities upon automatic call is limited to the call return, which will only be received if the securities are called. If the securities are called prior to maturity, you will not participate in any potential appreciation of the underlying. As a result, the return on an investment in the securities if the securities are automatically called may be significantly less than the return on a hypothetical direct investment in the underlying.

♦	Investing in the securities is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the prices used will not reflect the receipt or reinvestment of dividends or distributions on the underlying. Dividend or distribution yield on the underlying would be expected to represent a significant portion of the overall return on a direct investment in the underlying, but will not be reflected in the performance of the underlying as measured for purposes of the securities (except to the extent that dividends and distributions reduce the price of the underlying).

♦	The securities may be automatically called prior to maturity — If the closing price of the underlying on the interim valuation date is greater than or equal to the autocall barrier, your securities will be automatically called. Thus, the term of the securities may be limited to as short as approximately one year. If the securities are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	Your payment at maturity depends on the closing price of the underlying on a single day — Because your payment at maturity depends on the closing price of the underlying solely on the final valuation date, you are subject to the risk that the closing price of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying, you might have achieved better returns.

♦	The probability that the final underlying price will be below the downside threshold will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the securities and the final underlying price will be less than the downside threshold. The underlying has historically experienced significant volatility. As a result, there is a significant risk that, if the securities are not automatically called, the final underlying price will be below the downside threshold and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc.  If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness.  Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of your securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the price of the underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

Price of the underlying.  We expect that the value of the securities at any time will depend substantially on the price of the underlying at that time.

The price of the underlying will be influenced by the results of operations of the underlying issuer and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally or the market segment of which the underlying issuer is a part. Our, or our counterparties', hedging activity in the underlying, the issuance of other securities similar to the securities and trading and other activities by us, our affiliates or other market participants can also affect the price of the underlying.

Volatility of the underlying.  If the expected volatility of the underlying increases during the term of the securities, the value of the securities is likely to decrease because of a perceived increase in the likelihood that the final underlying price will be less than the initial underlying price.

Dividend yield on the underlying.  If the dividend yield on the underlying increases, we expect that the value of the securities may decrease.  You will not be entitled to receive any dividends paid on the underlying during the term of the securities and the value of any shares of the underlying you may receive at maturity will generally not reflect the value of such dividend payments.

Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the securities may decrease.

Time remaining to maturity.  At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity.  If you are able to sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as reflected in our secondary market rate, may affect the value of the securities.

It is important for you to understand that the impact of one of the factors specified above may offset, or magnify, some or all of any change in the value of the securities attributable to another factor.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Our offering of the securities is not a recommendation of the underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the securities.

♦	Single equity risk — The return on the securities, which may be negative, is directly linked to the performance of the underlying. The price of the underlying can rise or fall sharply due to factors specific to that underlying and the underlying issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying issuer and the underlying. For additional information regarding the underlying issuer, please see the section “Bank of America Corporation” in this pricing supplement and the underlying issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying issuer with the SEC.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the price of the underlying and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We expect to hedge our exposure under the securities through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Such trading and hedging activities may affect the price of the underlying and reduce the return on your investment in the securities.  Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying.  By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	We or our affiliates, or UBS or its affiliates, may have economic interests that are adverse to those of the holders of the securities as a result of their respective business activities — Our affiliates, or UBS or its affiliates, may currently or from time to time engage in business with the underlying issuer. These activities may include extending loans to, making equity investments in or providing advisory services to the underlying issuer, including merger and acquisition advisory services. In the course of this business, we or our affiliates, or UBS or its affiliates, may acquire non-public information about the underlying issuer, which will not be disclosed to you. Any prospective purchaser of the securities should undertake an independent investigation of the underlying issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the securities. We do not make any representation or warranty to any purchaser of the securities with respect to any matters whatsoever relating to our affiliates’ business with the underlying issuer.

If any of our affiliates, or if UBS or any of its affiliates, is or becomes a creditor of the underlying issuer or otherwise enter into any transaction with the underlying issuer in the course of our business, they may exercise remedies against the underlying issuer without regard to the impact on your interests as a holder of the securities.

Additionally, we or one of our affiliates, or UBS or one of its affiliates, may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the price of the underlying.  To the extent that we or one of our affiliates, or UBS or one of its affiliates, does so, our or their interests with respect to these products may be adverse to those of the holders of the securities.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates, or UBS or one or more of its affiliates, could adversely affect the value of the securities.

♦	The historical performance of the underlying is not an indication of the future performance of the underlying — The historical performance of the underlying, which is included in this pricing supplement under “Bank of America Corporation” below, should not be taken as an indication of the future performance of the underlying during the term of the securities. Changes in the price of the underlying will affect the value of the securities and the payments you will receive on the securities, but it is impossible to predict whether the price of the underlying will fall or rise.

♦	You will have no rights against the underlying issuer, and you will not receive dividends on the underlying — As a holder of the securities, you will not be entitled to any rights with respect to the underlying or the underlying issuer, including voting rights and rights to receive any dividends or other distributions on the underlying, but you will be subject to all changes affecting the underlying. The underlying issuer is not involved in the offering of the securities in any way, and the underlying issuer does not have any obligation to consider your interests as a holder of securities.

For example, in the event that an amendment is proposed to the underlying issuer's certificate of incorporation or by-laws requiring stockholder approval, you will not be entitled to vote on the amendment.  Any such change to the shares of the underlying may adversely affect their price, which will adversely affect the value of the securities and increase the likelihood that you lose money on your investment.

♦	We have no affiliation with the underlying issuer and are not responsible for its public disclosures — We are not affiliated with the underlying issuer, and the underlying issuer is not involved in this offering of the securities in any way. Consequently, we have no control over the actions of the underlying issuer, including any corporate actions of the type that would require the calculation agent to adjust what you will receive at maturity. The underlying issuer does not have any obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the underlying issuer.

In addition, as we are not affiliated with the underlying issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying or the underlying issuer contained in the underlying issuer’s public disclosures.  We have made no “due diligence” or other investigation into the underlying issuer.  As an investor in the securities, you should make your own investigation into the underlying issuer.

♦	The securities will not be adjusted for all events that could affect the price of the underlying — Certain events may occur during the term of the securities that have a dilutive effect on the value of the underlying or otherwise adversely affect the price of the underlying. The calculation agent will make certain adjustments for some of these events, as described in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on the underlying or its price, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of shares of the underlying by the underlying issuer, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the underlying may make it more likely that the closing price of the underlying declines below the initial underlying price on the valuation dates, and in that case, reduce the payment that you would receive at maturity. Unlike an investor in the securities, a direct holder of shares of the underlying may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

♦	If the underlying is delisted, we may call the securities prior to maturity — If the underlying is delisted from its exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the securities prior to the maturity date. If we exercise this call right, you will receive the amount described in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities and/or the total amount you would have received under the securities had you continued to hold your securities to maturity or earlier automatic call.

♦	The securities may become linked to shares of an issuer other than the original underlying issuer — In connection with certain reorganization events described in the accompanying product supplement, the securities may become linked to shares of an issuer other than the original underlying issuer. For example, if the underlying issuer enters into a merger agreement with another issuer that provides for holders of shares of the underlying to receive shares of the other issuer, the securities will become linked to such other shares upon consummation of the merger. In any such case, the closing price of the underlying will be determined by reference to the closing price of the other shares. You may not wish to have investment exposure to the shares of any other issuer to which the securities may become linked and may not have bought the securities had they been linked to such other shares from the beginning.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — As calculation agent, CGMI, our affiliate, will determine whether the securities are automatically called and, if not, what you will receive at maturity. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect whether the securities are automatically called or what you will receive at maturity of the securities. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. Such judgments could include, among other things:

♦	determining whether a market disruption event with respect to the underlying has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date, as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the securities upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	if the underlying is delisted and we do not exercise our call right, determining whether to select a successor company and, if so, which company to select as the successor company (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement).

Any of these determinations made by CGMI, in its capacity as Calculation Agent, may adversely affect your return on the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples of Payment at Automatic Call

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call for a $10.00 stated principal amount with the following assumptions*:

Stated principal amount:	$10.00
Term:	3 years (unless earlier called)
Hypothetical initial underlying price:	$100.00
Hypothetical autocall barrier:	$100.00 (which is 100% of the hypothetical initial underlying price)
Hypothetical downside threshold:	$75.00 (which is 75% of the hypothetical initial underlying price)
Hypothetical upside gearing:	1.30 (the actual upside gearing will be determined on the trade date)
Call return:	18.60%

*(i) The hypothetical initial underlying price does not represent the actual initial underlying price. The examples below are based on the above hypothetical values and do not reflect the actual initial underlying price, downside threshold, autocall barrier and upside gearing. For the actual initial underlying price, downside threshold, autocall barrier and upside gearing, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying price, downside threshold, autocall barrier and upside gearing, and not on the hypothetical values indicated above.

Example 1 — The securities are automatically called on the interim valuation date.

Closing price of the underlying on the interim valuation date:	$110.00 (at or above autocall barrier)

Call price (per $10.00 stated principal amount):	$11.86

In this example, the closing price of the underlying is greater than the autocall barrier on the interim valuation date. The securities would be called on the interim valuation date and we would pay you on the call settlement date a total call price of $11.86 per $10.00 stated principal amount for a total return of 18.60% on the securities. You will not receive any further payments on the securities.

Example 2 — The securities are automatically called on the interim valuation date.

Closing price of the underlying on the interim valuation date:	$150.00 (at or above autocall barrier)

Call price (per $10.00 stated principal amount):	$11.86

In this example, the closing price of the underlying is greater than the autocall barrier on the interim valuation date. The securities would be called on the interim valuation date and we would pay you on the call settlement date a total call price of $11.86 per $10.00 stated principal amount for a total return of 18.60% on the securities. In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying. You will not receive any further payments on the securities.

Hypothetical Examples of Payment at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical underlying returns. The diagram below is based on a hypothetical upside gearing of 1.30 (the actual upside gearing will be determined on the trade date). The examples below assume that the securities are not automatically called on the interim valuation date. If the securities are automatically called, you will receive the stated principal amount plus the call return on the call settlement date.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying price of $100.00, a downside threshold of $75.00 (75.00% of the initial underlying price), an upside gearing of 1.30 and no earlier automatic call. For the actual initial underlying price, downside threshold and upside gearing, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual values. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities.  The actual payment at maturity will be determined based on the final underlying price.  You should consider carefully whether the securities are suitable to your investment goals.  The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$200.00	100.00%	$23.000	130.00%
$190.00	90.00%	$21.700	117.00%
$180.00	80.00%	$20.400	104.00%
$170.00	70.00%	$19.100	91.00%
$160.00	60.00%	$17.800	78.00%
$150.00	50.00%	$16.500	65.00%
$140.00	40.00%	$15.200	52.00%
$130.00	30.00%	$13.900	39.00%
$120.00	20.00%	$12.600	26.00%
$110.00	10.00%	$11.300	13.00%
$100.00	0.00%	$10.000	0.00%
$90.00	-10.00%	$10.000	0.00%
$80.00	-20.00%	$10.000	0.00%
$75.00	-25.00%	$10.000	0.00%
$74.99	-25.01%	$7.499	-25.01%
$70.00	-30.00%	$7.000	-30.00%
$60.00	-40.00%	$6.000	-40.00%
$50.00	-50.00%	$5.000	-50.00%
$40.00	-60.00%	$4.000	-60.00%
$30.00	-70.00%	$3.000	-70.00%
$20.00	-80.00%	$2.000	-80.00%
$10.00	-90.00%	$1.000	-90.00%
$0.00	-100.00%	$0.000	-100.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final underlying price of $150.00 is greater than the initial underlying price of $100.00, resulting in an underlying return of 50.00%. Because the underlying return is positive, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $16.50 per $10.00 stated principal amount of securities (a total return at maturity of 65.00%*), calculated as follows:

$10.00 × [1 + (underlying return × upside gearing)]

$10.00 × [1 + (50.00% × 1.30)]

$10.00 × (1 + 65.00%) = $16.50

Example 2 — The final underlying price of $90.00 is less than the initial underlying price of $100.00 (resulting in an underlying return of -10.00%) but greater than the downside threshold of $75.00.  Because the underlying return is negative and the final underlying price is greater than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $10.00 per $10.00 stated principal amount of securities (a total return at maturity of 0.00%*).

Example 3 — The final underlying price of $30.00 is less than the initial underlying price of $100.00 (resulting in an underlying return of -70.00%) and less than the downside threshold of $75.00. Because the underlying return is negative and the final underlying price is less than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $3.00 per $10.00 stated principal amount of securities (a total return at maturity of -70.00%*), calculated as follows:

$10.00 × (1 + underlying return)

$10.00 × (1+ -70.00%) = $3.00

If the final underlying price is less than the downside threshold, you will be fully exposed to the negative underlying return, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying. Under these circumstances, you will lose a significant portion or all of the stated principal amount at maturity. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Bank of America Corporation

According to its publicly available filings with the SEC, Bank of America Corporation is a financial institution, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. Bank of America Corporation serves customers worldwide. Information provided to or filed with the SEC by Bank of America Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 001-06523. The common stock of Bank of America Corporation (Bloomberg ticker: BAC), is listed on the New York Stock Exchange.

Historical Information Regarding the Common Stock of Bank of America Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of Bank of America Corporation from January 4, 2016 through February 18, 2026. The closing price of the common stock of Bank of America Corporation on February 18, 2026 was $53.36.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Bank of America Corporation has experienced significant fluctuations. The historical performance of the common stock of Bank of America Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Bank of America Corporation during the term of the securities. We cannot give you assurance that the performance of the common stock of Bank of America Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Bank of America Corporation will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bank of America Corporation.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/16	03/31/16	$16.43	$11.16	$0.05000
04/01/16	06/30/16	$15.11	$12.18	$0.05000
07/01/16	09/30/16	$16.19	$12.74	$0.07500
10/03/16	12/30/16	$23.16	$15.63	$0.07500
01/03/17	03/31/17	$25.50	$22.05	$0.07500
04/03/17	06/30/17	$24.32	$22.23	$0.07500
07/03/17	09/29/17	$25.45	$22.89	$0.12000
10/02/17	12/29/17	$29.88	$25.45	$0.12000
01/02/18	03/29/18	$32.84	$29.17	$0.12000
04/02/18	06/29/18	$31.22	$28.19	$0.12000
07/02/18	09/28/18	$31.80	$27.78	$0.15000
10/01/18	12/31/18	$30.43	$22.73	$0.15000
01/02/19	03/29/19	$29.82	$24.56	$0.15000
04/01/19	06/28/19	$30.77	$26.60	$0.15000
07/01/19	09/30/19	$30.89	$26.25	$0.18000
10/01/19	12/31/19	$35.52	$27.63	$0.18000
01/02/20	03/31/20	$35.64	$18.08	$0.18000
04/01/20	06/30/20	$28.54	$19.77	$0.18000
07/01/20	09/30/20	$26.92	$22.77	$0.18000
10/01/20	12/31/20	$30.31	$23.47	$0.18000
01/04/21	03/31/21	$38.99	$29.65	$0.18000
04/01/21	06/30/21	$43.27	$38.08	$0.18000
07/01/21	09/30/21	$43.26	$36.93	$0.21000
10/01/21	12/31/21	$48.37	$43.08	$0.21000
01/03/22	03/31/22	$49.38	$38.34	$0.21000
04/01/22	06/30/22	$40.90	$31.13	$0.21000
07/01/22	09/30/22	$36.64	$30.13	$0.22000

10/03/22	12/30/22	$38.41	$29.77	$0.22000
01/03/23	03/31/23	$36.77	$26.97	$0.22000
04/03/23	06/30/23	$30.56	$26.99	$0.22000
07/03/23	09/29/23	$32.65	$27.17	$0.24000
10/02/23	12/29/23	$33.94	$25.17	$0.24000
01/02/24	03/28/24	$37.92	$31.73	$0.24000
04/01/24	06/28/24	$40.02	$34.68	$0.24000
07/01/24	09/30/24	$44.13	$36.65	$0.26000
10/01/24	12/31/24	$47.77	$39.22	$0.26000
01/02/25	03/31/25	$47.74	$39.61	$0.26000
04/01/25	06/30/25	$47.46	$34.39	$0.26000
07/01/25	09/30/25	$52.42	$44.92	$0.28000
10/01/25	12/31/25	$56.25	$48.65	$0.28000
01/02/26	02/18/26*	$57.25	$51.72	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2026 includes data for the period from January 2, 2026 through February 18, 2026. Accordingly, the “Quarterly High,” “Quarterly Low” and “Dividends” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2026.

On February 3, 2026, Bank of America Corporation declared a cash dividend of $0.28000 per share of common stock payable on March 27, 2026. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

The graph below illustrates the performance of the common stock of Bank of America Corporation from January 4, 2016 through February 18, 2026.  The closing price of the common stock of Bank of America Corporation on February 18, 2026 was $53.36. We obtained the closing prices of the common stock of Bank of America Corporation from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the common stock of Bank of America Corporation should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of Bank of America Corporation. We cannot give you assurance that the performance of the common stock of Bank of America Corporation will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and "Risk Factors Relating to the Securities" in the accompanying product supplement and "Summary Risk Factors" in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel's opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in "United States Federal Tax Considerations" in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in "United States Federal Tax Considerations" in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.25 for each security sold in this offering.  UBS, acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities sold in this offering for $9.75 per security.  UBS proposes to offer the securities to the public at a price of $10.00 per security.  UBS will receive an underwriting discount of $0.25 for each security it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the securities are automatically called prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the trade date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately nine months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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